EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations

Rob Graham

Microtune, Inc.

972-673-1850

investor@microtune.com

MICROTUNE ANNOUNCES FIRST QUARTER 2004 RESULTS

Plano, TX, May 4, 2004 – Microtune®, Inc. (NASDAQ:TUNE) announced today financial results for its first quarter of 2004, which ended March 31, 2004.

FINANCIAL RESULTS SUMMARY

The Company’s net revenue for the quarter was $11.0 million and its net loss during the quarter was $8.7 million. Two customers accounted for approximately 21% of net revenues. The Company ended the quarter with cash and investments of $64.4 million.

James A. Fontaine, Microtune’s CEO and President said, “This quarter’s revenues were encouraging in light of the supply-chain challenges we confronted. It is noteworthy that our revenues, net of royalties and sales of our wireless products, grew approximately 15% from last quarter. We expect this sales growth to continue into next quarter and believe that our net revenues, in total, will increase 10% to 15% versus the first quarter of 2004.”

CONFERENCE CALL

The Company will hold a conference call and webcast on May 5, 2004 at 7:30 A.M. Central Time/8:30 A.M. Eastern Time to discuss its Q1 results and its outlook for the future.

Interested parties may listen to the conference call via the Internet by accessing Microtune’s website at www.microtune.com or by calling 712-257-0284 (passcode: earnings). A replay will be available through May 19, 2004 by calling 402-220-0347 or on the Company’s website at www.microtune.com.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the worldwide broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, upconverter and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 30 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

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MICROTUNE FORWARD LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally accompanied by words such as “plan”, “if”, “estimate”, “expect”, “believe”, “could”, “would”, “anticipate”, “may”, or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ include the Company’s ability to introduce new products, achieve design wins, forecast revenue and manage inventory levels, control and budget expenses, protect its proprietary technology and intellectual property, and successfully prosecute and defend the various lawsuits, any of which may cause the Company’s financial results to fluctuate. The forward-looking statements in this release and in the related conference call for analysts and investors speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Readers are referred to our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

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EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated

Copyright © 2004 Microtune, Inc. All rights reserved.

Microtune, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$53,376	$53,337
Short-term investments	6,045	6,045
Accounts receivable, net	5,030	4,260
Inventories	3,223	4,165
Other current assets	3,367	4,309

Total current assets	71,041	72,116

Property and equipment, net	6,912	7,504
Long-term investments	5,026	14,028
Intangible assets, net	5,545	6,564
Other assets and deferred charges	661	447

Total assets	$89,185	$100,659

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,684	$7,195
Accrued compensation	1,335	1,182
Accrued expenses	3,062	3,945
Deferred revenue	107	147

Total current liabilities	9,188	12,469

Other non-current liabilities	1,464	1,466
Commitments and contingencies

Stockholders’ equity	78,533	86,724

Total liabilities and stockholders’ equity	$89,185	$100,659

Microtune, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Net revenue	$11,039	$12,622
Cost of revenue	5,923	10,401

Gross margin	5,116	2,221
Operating expenses:
Research and development:
Stock option compensation	178	1,205
Other	3,384	6,565

	3,562	7,770
Selling, general and administrative:
Stock option compensation	80	413
Other	8,243	6,447

	8,323	6,860
Restructuring	111	1,403
Amortization of intangible assets	1,066	1,081

Total operating expenses	13,062	17,114

Loss from operations	(7,946)	(14,893)
Other income (expense):
Interest income	215	412
Foreign currency gains (losses), net	(1,208)	(150)
Other	309	78

Loss before provision for income taxes	(8,630)	(14,553)
Income tax expense (benefit)	100	163

Net loss	$(8,730)	$(14,716)

Basic and diluted loss per common share	$(0.17)	$(0.30)
Weighted-average shares used in computing basic and diluted loss per common share	51,399	49,773

MICROTUNE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Operating activities:
Net loss	$(8,730)	$(14,716)
Adjustments to reconcile net loss to cash used in operating activities, net of effects of business combinations:
Depreciation	662	2,169
Amortization of intangible assets	1,066	1,081
Non-cash restructuring costs	(2)	111
Foreign currency (gains) losses, net	1,208	388
Amortization of deferred stock option compensation	258	1,618
Gain on sale of Philippine assets	(264)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(770)	1,055
Inventories	942	(616)
Other assets	728	184
Accounts payable	(2,402)	(70)
Accrued expenses	(1,081)	(1,965)
Other liabilities	(2)	—
Accrued compensation	153	113

Net cash used in operating activities	(8,234)	(10,648)
Investing activities:
Purchases of property and equipment	(72)	(227)
Sale of property and equipment	266	199
Proceeds from sale of Philippine manufacturing assets	51	1,648
Proceeds from sale of available-for-sale investments	9,000	—
Purchase of available-for-sale investments	—	(4,000)
Loans receivable	—	(130)
Acquisition of intangible assets	(47)	(118)

Net cash used in investing activities	9,198	(2,628)
Financing activities:
Proceeds from issuance of common stock	263	113
Proceeds from loans receivable from stockholders	25	—
Other, net	(5)	—

Net cash provided by (used in) financing activities	283	113
Effect of foreign currency exchange rate changes on cash	(1,208)	(388)

Net increase (decrease) in cash and cash equivalents	39	(13,551)
Cash and cash equivalents at beginning of year	53,337	101,278

Cash and cash equivalents at end of year	$53,376	$87,727